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                                                                     Exhibit 3.7

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                           SERVICE STATION SUPPLY CO.

            TERRY J. DAPPER and ANNETTE K. DAPPER, certify that:

            1. They are the President and Secretary, respectively, of SERVICE STATION SUPPLY CO.

            2. The articles of incorporation of this corporation are amended and restated to read as follows:

                           "ARTICLES OF INCORPORATION

                                       OF

                           SERVICE STATION SUPPLY CO.

                                       I

            The name of this corporation shall be SERVICE STATION SUPPLY CO.

                                       II

            The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code. This corporation elects to be governed by all of the provisions not otherwise applicable to it under Corporations Code Sections 2300-2319.

                                      III

            The corporation is authorized to issue two classes of shares to be designated, respectively "preferred" and "common". The total number of shares which the corporation is authorized to issue is 1,500,000 shares. The number of preferred shares authorized is 1,000,000

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shares and the number of common shares authorized is 500,000 shares. Upon the effective date hereof, each outstanding share of Capital Stock is hereby reclassified and reconstituted as one share of Common Stock.

                                       IV

            The rights, preferences, privileges, restrictions, and rights granted to or imposed on the respective shares are as follows:

            (a) The Preferred shares authorized by these Articles of Incorporation shall consist of 1,000,000 shares, and shall be entitled to receive dividends as and when declared by the Board of Directors, out of any assets legally available therefor; provided, however, in any one year, the dividends paid to the holders of the preferred stock cannot exceed an amount equal to 10% of the aggregate liquidation preference of all issued preferred stock.

            (b) The holders of the preferred shares, in preference to the holders of the common shares, shall be entitled to receive dividends, out of any funds legally available therefore, as and when declared by the Board of Directors, in the amounts provided in sub-paragraph (a) of this Article IV, payable quarterly on the last day of June in each year, or otherwise as the Board of Directors may from time to time determine. The right to such dividends shall not be cumulative, and no right shall accrue to the holder of such shares by reason of the Board's failure to pay or declare and set apart dividends thereon for any given period as herein provided.

            (c) 1. In the event of any voluntary or involuntarily liquidation, dissolution, or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of the common shares, the holders of the preferred shares shall be entitled to be paid $1.00 per share of preferred stock together with declared and unpaid dividends to such distribution payment date, whether or not earned or declared.

                                       2
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                  2. If, on any voluntary or involuntary liquidation,
dissolution, or winding up of the affairs of the corporation, the assets of the corporation are insufficient to permit full payment to the preferred shareholders as herein provided, then, the holders of the preferred shares shall share ratably in any distribution of assets in proportion to the full amount to which they would otherwise be respectively entitled.

                  3. If, on any liquidation, dissolution, or winding up of the affairs of the corporation, payment shall have been made in full to the holders of the preferred shares, as provided in sub-paragraph 1, of this subparagraph
(c), the remaining assets and funds of the corporation shall be distributed pro rata to all outstanding shares of common stock.

                  4. Neither the consolidation or merger of the corporation, nor the lease or conveyance of all or substantially all of its assets shall be deemed a liquidation, dissolution, or winding up of the affairs of the corporation within the meaning of this sub-paragraph (c) of this Article IV.

            (d) The preferred shares may be redeemed in whole or in part for the purpose of paying death taxes in accordance with Section 303 of the Internal Revenue Code, or for any other reason approved by the Board of Directors, at the option of the corporation, by the vote of its board of Directors at any time or from time to time, at a redemption price of $1.00 per share of preferred stock, together with accrued dividends to the redemption date upon the following additional conditions:

                  1. Notice of any proposed redemption shall be given by the corporation to the holders of preferred stock by delivering written notice to said shareholders not less than twenty days nor more than sixty days prior to the date fixed for the redemption. On or after the date fixed for redemption each holder of shares called for redemption shall surrender his

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certificate for such shares to the corporation at the place designated on the redemption notice and shall thereupon be entitled to receive payment of the redemption price. Should less than all the shares represented by any surrendered certificate be redeemed, a new certificate for the unredeemed shares shall be issued. If the redemption notice is duly given and if sufficient funds are available therefor on the date fixed for redemption, then, whether or not the certificates evidencing the shares to be redeemed are surrendered, all rights with respect to such shares shall terminate on the date fixed for redemption, except the right of the holders to receive the redemption price on surrender of their certificate therefor.

                  2. All shares of preferred shares redeemed as provided herein shall be retired and cancelled and none of the shares thereafter be reissued.

                  3. If less than all the preferred shares are to be redeemed, redemption shall be made either by lot or pro rata.

            (e) All the holders of the common and preferred shares shall have equal voting rights and powers, on the basis of one vote for each share of preferred or common stock. All the holders of the common and preferred shares shall have the right to notice of shareholders meetings.

            (f) The corporation shall not change, amend, or repeal any of the provisions applicable to the preferred shares which would adversely affect the preferences, voting power or other rights of the preferred shares, nor shall the corporation increase the presently authorized number of shares of preferred shares, or authorize any stock ranking on a parity with the preferred shares, without first obtaining the express approval of two-thirds of the preferred shares then outstanding.

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            (g) In the event that within four (4) years from the date that the preferred stock is issued, it is determined by the Internal Revenue Service that assets transferred to the corporation have a value less than or exceeding the value of the preferred stock issued in exchange for those assets, in the former case the number of shares of preferred stock will be cancelled, or in the latter case additional preferred stock shall be issued, in either case to equalize the value of the assets and the preferred stock."

                  3. The foregoing amendment and restatement of articles of incorporation has been duly approved by the Board of Directors.

                  4. The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 368. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

            We declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Dated: November 30, 1983.

                                              /s/ Terry J. Dapper
                                              ----------------------------------
                                              TERRY J. DAPPER, President

                                              /s/ Annette K. Dapper
                                              ----------------------------------
                                              ANNETTE K. DAPPER, Secretary

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                                                                     Exhibit 3.7
                                                                     (continued)

                           CERTIFICATE OF AMENDMENT OF
                            ARTICLES OF INCORPORATION
                                       OF
                           SERVICE STATION SUPPLY CO.
                            a California Corporation

            TERRY J. DAPPER and ANNETTE K. DAPPER certify that:

            1. They are the President and the Chief Financial Officer of SERVICE STATION SUPPLY CO., a California corporation.

            2. The Board of Directors of SERVICE STATION SUPPLY CO. has approved the following amendments to the Articles of Incorporation of said corporation:

Article I is amended to read as follows:

            "The name of this corporation is DAPPER TIRE CO., INC."

Article V is added and reads as follows:

            "The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law."

Article VI is added and reads as follows:

            "The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code."

            3. The foregoing amendment has been duly approved by the required vote of the shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The corporation has two classes of shares. Each outstanding share is entitled to one vote. The number of outstanding shares equals 304,000 preferred and 77 common shares. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more then 50 per cent.

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            Each of the undersigned declares under penalty of perjury that the matters set forth in the foregoing certificates are true and correct of his of her own knowledge and that this declaration was executed on November 22, 1988 at San Diego, California.

                                               /s/ Terry J. Dapper
                                               --------------------------
                                               TERRY J. DAPPER

                                               /s/ Annette K. Dapper
                                               --------------------------
                                               ANNETTE K. DAPPER

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